Exhibit 99.2

EXECUTION VERSION

UTi Worldwide Inc.
9 Columbus Centre, Pelican Drive
Road Town, Tortola
British Virgin Islands

April 22, 2013

P2 Capital Partners, LLC

590 Madison Avenue, 25th Floor

New York, NY 10022

Letter Agreement

P2 Capital Partners, LLC (“P2 Capital”) and UTi Worldwide Inc. (“UTi”) have been discussing terms under which Josh Paulson, an executive with P2 Capital (the “Candidate”), would be appointed to the Board of Directors (the “Board”) of UTi.

In accordance with our recent discussions, this letter agreement sets forth certain understandings among the parties in connection with the appointment of the Candidate to the Board.

In connection with the foregoing, the parties agree as follows: 1.

  UTi agrees that:

a.                                                at a Board meeting in April 2013, subject to satisfactory completion of a director questionnaire and standard background check, the Board will appoint the Candidate as a class “C” director of UTi, with a term expiring in June 2015;

b.                                                UTi agrees that following the appointment of the Candidate to the Board, the Board will, no later than the June 2013 meeting of the Board and upon the Candidate’s request, consider the appointment of the Candidate to one or more committees of the Board, such as the Risk Committee and the Compensation Committee; and

c.                                                 it will enter into a registration rights agreement with P2 Capital pursuant to which UTi will agree that, subject to customary limitations with respect to blackout periods and, in the case of clause (ii) below, cutbacks, P2 Capital shall have the right to require UTi (i) to register the resale by P2 Capital of Registrable Securities under the Securities Act by means of a Shelf Registration Statement, provided that P2 Capital shall not be permitted to request UTi to file or cause to be effective more than two Shelf Registration Statements (but this shall not limit the number of brokerage-type takedowns off any Shelf Registration Statement) and, provided further, that UTi shall not be required to participate in any underwritten offering, undertake any marketing efforts or otherwise cooperate in connection with the offer and sale of the Registrable Securities other than the filing of the applicable Shelf Registration Statement and other administrative matters incidental thereto; and (ii) to use commercially reasonable efforts to include the

Registrable Securities in any registration of its ordinary shares under the Securities Act (subject to customary exclusions) either for its own account or for the account of any of its shareholders. This registration rights agreement will contain other customary terms not inconsistent with the foregoing.

d.                                                If, prior to the expiration of the Candidate’s initial term, the Candidate is unable to serve as a director on behalf of P2, resigns as a director of UTi or is removed as a director of UTi (other than as a result of Section 2 (a) below), P2 shall have the ability to recommend a substitute person, who shall be the managing member of P2 or a partner of P2 or one of its affiliates, to fill the resulting vacancy, subject to the approval of the Nominations & Corporate Governance (“NCG”) Committee of the Board in the exercise of its fiduciary duties, such approval not to be unreasonably withheld, delayed or conditioned, provided that such approval may be subject to satisfactory completion of a director questionnaire, standard background check and confirmation that such substitute satisfies the independence requirements of NASDAQ. In the event the NCG Committee does not accept such substitute person, P2 will have the right to recommend additional substitute persons who meet the requirements of the immediately preceding sentence for consideration by the NCG Committee. Upon the acceptance of a replacement director nominee by the NCG Committee, the Board will appoint such person to the Board no later than five business days after the NCG Committee’s recommendation of such person.

2.                                     P2 Capital agrees that:

a.                                                if, at any time during the Candidate’s term as a director of UTi, it or any of its affiliates effects a transaction or series of transactions that results in it and its affiliates collectively beneficially owning less than 5% of the then outstanding ordinary shares, no par value, of UTi, it will cause the Candidate to offer to resign from the Board;

b.                                                it and its affiliates will vote all voting securities that they are entitled to vote at UTi’s 2013 annual meeting of the shareholders (the “2013 Shareholders Meeting”) and UTi’s 2014 annual meeting of the shareholders (the “2014 Shareholders Meeting” and, together with the 2013 Shareholders Meeting, the “Shareholders Meetings”) in favor of the election of each of the Board’s nominees to stand for election at each of the Shareholders Meetings (the “Board Nominees”) and against any competing nominees and in accordance with the recommendation of the Board on any shareholder proposal, and will not take any action intended to solicit, persuade, encourage or otherwise advise, influence or convince any other shareholder of UTi not to vote in favor of the election of any of the Board Nominees or not to vote in favor of such Board recommendation at either of the Shareholders Meetings;

c.                                                 until the close of the 2014 Shareholders Meeting, neither it nor any of its affiliates will (i) except as contemplated by paragraph 1 above, seek election of, or seek to place, any person (other than a person approved by the Board) on the Board or seek the removal of any member of the Board, (ii) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposals with respect to UTi, (iii)

request that UTi amend, waive or otherwise modify this paragraph (including this clause) or disclose a plan or intention inconsistent with the foregoing or (iv) advise, assist, induce or encourage, or enter into any discussions, negotiations, agreements (including voting agreements) or arrangements with, any other person with respect to, or to do, any of the foregoing; provided that nothing in this paragraph shall prohibit communications among P2 Capital and its affiliates; and

d.                                           P2 Capital agrees that it will be responsible for any breach of this paragraph 2 by any of its affiliates.

3.                                      For purposes of this letter agreement, the following terms have the meanings specified below:

“affiliate” has the meaning given to such term in Rule 12b-2 under the Exchange Act; provided that any fund or other investment vehicle that is managed or controlled by any person shall be deemed an affiliate of such person.

“beneficially own” has the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“person” means any natural person, corporation, limited liability company, partnership, trust, joint venture, association, company or other entity.

“Registrable Securities” means ordinary shares of UTi (x) beneficially owned by P2 Capital and its affiliates prior to the date of this letter agreement and (y) acquired by P2 Capital and its affiliates by way of a dividend, stock split, recapitalization, plan of reorganization, merger, sale of assets or otherwise. P2 Capital will not be deemed to hold any Registrable Securities if it ceases to have a representative on the Board.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration Statement” means a registration statement on Form S-3 (or any successor or similar form) or any other appropriate registration statement that may be available at such time, in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 (or any successor or similar provision) under the Securities Act covering the Registrable Securities.

“voting securities” means any securities of UTi entitled to vote generally in the election of directors of UTi or any direct or indirect rights to acquire any such securities or any securities convertible into or exchangeable for such securities.

4.                                           Each party hereto represents that this letter agreement has been duly authorized and approved by all necessary actions.

5.                                           This letter agreement shall not be assignable by either party hereto without the prior written consent of the other party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This letter agreement may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The parties hereto agree that money damages may not be a sufficient remedy for any breach of this letter agreement and that the parties shall be entitled to injunctive or other equitable relief to remedy or prevent any breach or threatened breach. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, except as to matters relating to the corporate governance of UTi, in which event such matters shall be governed by, and construed in accordance with, the laws of the British Virgin Islands.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to UTi an executed counterpart hereof.

Very truly yours,

UTI WORLDWIDE INC.,

by	/s/ Lance D’Amico
	Name:	Lance D’Amico
	Title:	SVP

Accepted and agreed as of the date first
above written:

P2 CAPITAL PARTNERS, LLC,

by	/s/ Joshua D. Paulson
	Name:	Joshua D. Paulson
	Title:	Partner